UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
June 17, 2008
(Date of report; date of
earliest event reported)
Commission file number: 0-51438
RESIDENTIAL CAPITAL, LLC
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	20-1770738 (I.R.S. Employer Identification No.)
One Meridian Crossings
Minneapolis, Minnesota
55423
(Address of principal executive offices)
(Zip Code)
(952) 857-8700
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement
On June 17, 2008, Residential Funding Company, LLC (“RFC”) and GMAC Mortgage, LLC (“GMACM”), each a wholly owned indirect subsidiary of Residential Capital, LLC (“ResCap”), entered into a factoring agreement (the “Agreement”) with GMAC Commercial Finance, LLC (“GMACCF”), an affiliate of ResCap, RFC and GMACM. Under the Agreement, certain receivables arising from servicing advances on delinquent mortgage loans made by either RFC or GMACM to or on behalf of investors pursuant to the requirements of various servicing agreements will be purchased, on a revolving basis, by GMACCF from RFC and GMACM, as applicable, on a non-recourse basis. The servicing advances to be purchased under the Agreement are part of the primary collateral securing the previously disclosed senior secured credit facility with GMAC LLC (“GMAC”) and the new notes issued in connection with ResCap’s recent private exchange offers. The proceeds received by RFC and GMACM under the Agreement will be reinvested in servicing advances that will also be part of primary collateral, except to the extent excluded at ResCap’s option in accordance with the terms of the senior secured credit facility and the note indentures. The maximum aggregate amount of receivables to be purchased under the Agreement will be equal to the lesser of (1) $600 million and (2) the aggregate amount of existing receivables that satisfy the eligibility requirements set forth in the Agreement multiplied by the related purchase price rate of 85% as set forth in the Agreement. The Agreement will mature one year from June 17, 2008, subject to early termination for customary termination events. The Agreement contains representations, covenants and indemnities that are customary in similar facilities and is subject to customary closing conditions. On June 17, GMACCF purchased $586.3 million face amount of receivables from GMACM.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RESIDENTIAL CAPITAL, LLC (Registrant)

Dated: June 23, 2008	/s/ James N. Young

James N. Young
Chief Financial Officer